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                                                                     Exhibit 10c

                                    RELIASTAR
                           DEFERRED COMPENSATION PLAN
                                       FOR
                              NONEMPLOYEE DIRECTORS
                (as amended and restated effective May 13, 1999)


Section 1. Purpose.

The purpose of this Plan is to provide each eligible Director of ReliaStar Financial Corp. the opportunity to receive deferred compensation for his/her services as a Director after such services terminate.

Section 2. Definitions.

(a)  "Board" means the Board of Directors of ReliaStar Financial Corp.
(b) "Board Year" means the twelve-month period commencing on the day immediately following the day the Annual Meeting of the Corporation's shareholders concludes and ending on the day of the next succeeding Annual Meeting.
(c)  "Corporation" means ReliaStar Financial Corp.
(d) "Deferred Compensation" means Director's Fees deferred pursuant to this Plan.
(e) "Deferred Compensation Election Form" means the Deferred Compensation Election Form provided by the Corporation to Directors for the purpose of making deferral elections under this Plan.
(f) "Deferred Share Account" means a Deferred Share Account established under this Plan.
(g)  "Director" means a member of the Board.
(h) "Directors' Compensation" means all compensation payable to a Director for service on the Board, excluding any reimbursements for travel expenses.
(i) "Fair Market Value" as applied to a specific date means the closing price of one Share as reported on the consolidated transaction reporting system for New York Stock Exchange issues on such date or, if Shares were not traded on such date, on the next preceding day on which the Shares were traded.
(j)  "Interest" means interest on Deferred Compensation amounts as provided in
     Section 5 of this Plan.
(k) "Memorandum Account" means a Deferred Compensation Memorandum Account established under this Plan.
(l) "Plan" means the Deferred Compensation Plan for Nonemployee Directors as described herein and as amended from time to time.
(m)  "Secretary" means the Corporate Secretary of ReliaStar Financial Corp.
(n)  "Share Election Date" means August 16, 1996.
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(o)  "Share Election Form" means the form provided by the Corporation to
     Directors for the purpose of making the election to convert Deferred Compensation amounts in the Memorandum Account to Share units in the Deferred Share Account.
(p)  "Share Unit Determination Date" means August 16, 1996.
(q) "Shares" means shares of the Corporation's common stock .01 per share par value.

Section 3. Eligibility.

Each Director who is not an employee of the Corporation shall be eligible to participate in the Plan.

Section 4. Participation.

To participate in the Plan, an eligible Director must make a valid election by executing and filing a Deferred Compensation Election Form with the Secretary. Such elections shall be subject to the following terms and conditions:

     (a) Amount Deferred - An election shall be valid only if it contains a statement that the Director elects to defer all or a specific portion of the Director's cash compensation due for services as a Director for each Board Year to which the election applies.

     (b) Term of Election - To become effective for a particular Board Year, an election must be filed with the Secretary before the commencement of that Board Year, or, in the case of a new Director, before the first Board of Directors meeting following the Director's election to office. An election shall apply to such Board Year and also to each succeeding Board Year during all or part of which the Director remains eligible until the earlier of (i) the first day of the Board Year following the year in which the Director files with the Secretary a revised Deferred Compensation Election Form which increases the amount deferred, or (ii) the date the Director files with the Secretary a revised Deferred Compensation Election Form which decreases the amount deferred, pursuant to paragraph (a) above.

     (c) Revised Deferred Compensation Election Form - A Director may file with the Secretary at any time a revised Deferred Compensation Election Form on which he/she elects to increase or decrease the percentage of Directors' Fees subject to the deferral election. Any such revised Deferred Compensation Election Form which increases the amount deferred shall become effective on the first day of the Board Year following the Board Year in which the

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          Director files such revised Deferred Compensation Election Form with the Secretary. Any such revised Deferred Compensation Election Form which decreases the amount deferred shall become effective on the date it is filed with the Secretary and shall apply to Directors' Fees which have not yet been earned as of that date. The filing of a revised Deferred Compensation Election Form shall not accelerate the distribution of any Directors' Fee amounts previously deferred.

     (d) Effective May 13, 1999, the Board of Directors discontinued any further accruals under the ReliaStar Financial Corp. Retirement Plan for Nonemployee Directors, as amended ("Retirement Plan"). Each active eligible Director immediately prior to the Annual Shareholder's meeting on May 13, 1999, may elect in writing prior to such date to defer receipt of the present value of vested retirement benefits under the Retirement Plan in cash. Such election shall be irrevocable and in accordance with procedures of the Corporation. Such deferral shall be subject to the terms and conditions of this Plan.

Section 5. Account; Interest; Share Units.

     (a) Upon receipt of a Director's valid election pursuant to a Deferred Compensation Election Form, the Corporation shall establish an individual Memorandum Account for such Director. There shall be credited to such Memorandum Account all of the Deferred Compensation which would otherwise have been payable to such Director for the period to which the election applies. Such Deferred Compensation shall be credited as of the dates on which the compensation would have been paid had there not been an election to defer such compensation.

          Interest shall be credited to the Memorandum Account on the first day of each month and immediately preceding any distribution under the Plan. Such Interest shall be calculated using --

          (1) The rate of interest paid by the Corporation as of the first day of each month under the ReliaStar Success Sharing Plan and ESOP Fixed Interest Account; and

          (2) The Memorandum Account balance as of the last day of the preceding month, or, if applicable, as of the date of distribution. All amounts credited to a Memorandum Account shall be unfunded, and such Memorandum Account shall represent an unsecured contractual obligation of the Corporation.

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     (b)  A Director may elect, by submitting to the Corporation an appropriately completed Share Election Form on or before the Share Election Date, to have 25%, 50%, 75% or 100% of the total Deferred Compensation amount contained in such Director's Memorandum Account as of the Share Unit Determination Date converted to units in a Deferred Share Account established for such Director. Such election shall be effective as of the Share Election Date and shall be irrevocable. The Deferred Share Account is an unsecured bookkeeping account in which the Corporation's obligation is measured by, payable in, Shares. A Deferred Share Account shall be established for each Director who has elected to convert Deferred Compensation amounts in his/her Memorandum Account to Deferred Share Account units, and such Deferred Share Account shall be credited with a number of Deferred Share Account units. The number of such Deferred Share Account units credited to a Director's Deferred Share Account shall be equal to the number of Shares having a Fair Market Value on the Share Unit Determination Date equal to the amount of Deferred Compensation in the Memorandum Account being converted into Deferred Share Account units. After the Share Unit Determination Date, on any date that cash dividends are paid on the Shares, additional Share units shall be credited to the Deferred Share Account in an amount equal to the number of Shares having a Fair Market Value on such dividend payment date equal to such cash dividends.

     (c) Amounts credited to Deferred Share Accounts represent unsecured contractual obligations of the Corporation, and no participant may assert any rights under this Plan with respect to Deferred Share Accounts superior to the rights of an unsecured general creditor of the Corporation. The Corporation may, but is not obligated to, establish a trust with an independent trustee to which the Corporation may contribute cash or Shares (which in all cases shall be treasury shares) equal to part or all of its liability to participants with respect to the Deferred Share Accounts. The assets of any such trust shall be subject to the claims of general creditors of the Corporation.

     Section 6. Distribution.

     (a) Lump Sum. Unless a Director has elected to receive distribution in installments, all deferred compensation and interest credited to a Director's Memorandum Account shall be distributed to the Director on the first day of the month (or next business day) following termination of the Director's Board service or on such other date as elected by the Director.

     (b) Installments. A Director may elect to have the Director's Memorandum Account amount distributed in ten or fewer annual installments commencing on a date following termination of the Director's Board

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          service as elected by the Director. Succeeding installments will be made on the same date (or next business day) of each succeeding year. The amount of each installment shall be determined by multiplying the balance credited to the Memorandum Account as of the first day of the month in which the distribution is to be made by a fraction as follows: The numerator of the fraction shall be one (1), and the denominator shall be the number of installments minus installments theretofore made to the Director.

          If a Director dies prior to commencement of payments of his/her Memorandum Account, or if a Director dies after such payments have commenced but before full payment of all amounts credited to his/her Memorandum Account, the balance of the Memorandum Account as of the date of death shall be paid to the Director's estate.

     (c) As of the initial date of distribution of amounts credited to a Director's Deferred Share Account, Share units credited to such Deferred Compensation Account shall be converted to an equal number of Shares and distributed as provided herein to the Director (together with cash in lieu of any fractional share). All such Shares shall be distributed to the Director in five approximately equal annual installments. The first installment shall be paid on the tenth day of the calendar year immediately following the calendar year in which the Director ceases to be a Director of the Corporation. Subsequent installments shall be made on the tenth day of each succeeding calendar year until the entire amount of units credited to the Deferred Share Account shall have been distributed in Shares. The number of Shares distributed in each installment shall be determined by multiplying the units credited to the Deferred Share Account as of the first day of the month in which a distribution is to be made by a fraction, as follows: The numerator of the fraction shall be one (1), and the denominator shall be the number of installments minus installments theretofore made to the Director.

          If a Director dies prior to commencement of distribution of Shares from his/her Deferred Share Account, or if a Director dies after such distributions have commenced but before full distribution of all such Shares has been made, the balance of the Deferred Share Account shall be distributed in Shares to the Director's estate.

     Section 7.  Assignment.

     The right of a Director to any Deferred Compensation, Interest or Shares shall not be subject to assignment by the Director (other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended). If a Director

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     makes such an assignment (other than as permitted in the preceding sentence), the Corporation may disregard such assignment and discharge its obligation hereunder by making payment as though no such assignment had been made.

     Section 8. Administration of Plan.

     The Plan shall be administered by the Board Affairs Committee of the Board. The Board Affairs Committee shall have full power to formulate additional rules and regulations for carrying out the Plan and to make such amendments or modifications in the Plan as the Board Affairs Committee may deem proper from time to time and in the best interests of the Corporation. No such amendment or modification shall affect the obligation of the Corporation to pay to a Director the amounts credited to his/her Memorandum Account or Deferred Share Account. Any decision or interpretation adopted by the Board Affairs Committee shall be final and conclusive.

     Section 9. Dilution and Other Adjustments.

     The number of units credited to any Deferred Share Account shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a split-up or consolidation of Shares or any like capital adjustment or the payment of any stock dividend, or other increase or decrease in the number of Shares effected without receipt of consideration by the Corporation. In case of any recapitalization of the Corporation, any consolidation or merger of the Corporation with any other corporation, any sale or transfer of all or substantially all of the assets of the Corporation or any share exchange transaction pursuant to which (in the case of any such transaction) all of the outstanding Shares are converted into other securities or property, the Corporation shall, prior to or at the time of any such transaction, make appropriate provision or cause appropriate provision to be made so that Directors having units in the Deferred Share Account shall be entitled to receive, in lieu of the related Shares, at the time or times and in the manner provided for in this Plan, the securities or other property that would have been receivable with respect to such Shares had they been outstanding immediately prior to the effective date of such transaction.

     Section 10. Compliance with Law and Approval by Regulatory Bodies.

     No units shall be credited, no Shares shall be issued, no certificates for Shares shall be delivered, and no payment or distribution shall be made except in compliance with all applicable federal and state laws and regulations and rules of all domestic stock exchanges on which the Shares are listed. The Corporation shall have the right to rely on the opinion of its counsel as to such compliance. If, in the opinion of the Corporation's counsel, the crediting of any units, the transfer, issuance or sale of any Shares or any related transaction under the

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     Plan shall not be lawful for any reason, including the inability of the
     Corporation to obtain from any regulatory body having jurisdiction the authority deemed by such counsel to be necessary for such crediting, transfer, issuance, sale or other transaction, the Corporation shall not be obligated to credit, transfer, issue, sell or engage in such other transaction. Any Share certificate issued may bear such legends and statements as the Board Affairs Committee may deem advisable or desirable. Further, in connection with any crediting, sale, issuance or transfer hereunder, the Director acquiring the units or Shares shall, if requested by the Corporation, give satisfactory assurances to the Corporation's counsel that the units or Shares are being acquired for investment and not with a view to resale or distribution thereof and provide any other assurance as the Corporation may deem desirable.

     Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Securities Exchange Act of 1934. To the extent any provision of the Plan or action of the Board or any committee thereof fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board Affairs Committee.

     Section 11.  Withholding.

     There shall be deducted from all distributions under this Plan the amount of any taxes which the Company may be required to withhold by any federal, state, or local government. The Directors and their personal representatives shall be responsible for payment of any and all federal, state, local, foreign, or other taxes imposed on amounts paid under the Plan. The Corporation assumes no responsibility for the tax consequences to the Director for his/her participation in the Plan.

     Section 12.  Consent.

     By making an election under Section 4 of this Plan, each Director shall be deemed conclusively to have consented to all the terms of this Plan and all actions and decisions made by the Corporation, the Board, or the Board Affairs Committee with regard to the Plan. Such terms and consent shall also apply to and be binding upon the personal representative of such Director.

     Section 13.  Severability.

     In the event that any provision in this Plan would invalidate the Plan, that provision shall be null and void, and the Plan shall be construed as if it did not contain the provision.

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